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                                                                  Exhibit 10.18

                      FORM OF TERMINATION AGREEMENT

     This Termination Agreement (the "Agreement") is made and entered into as of the 15th day of May, 1997 by and between OccuSystems, Inc., a Delaware corporation (the "Company"), and Richard D. Rehm, M.D., an employee of the Company ("Employee").

     WHEREAS, the Company and Employee entered into an Employment Agreement dated May 15, 1995, as amended by a certain letter agreement, dated July 3, 1996 (collectively, the "Employment Agreement"); and

     WHEREAS, Employee is an employee and a member of the Board of Directors of the Company; and

     WHEREAS, the Company has entered into an Agreement and Plan of Reorganization dated as of April 21, 1997 (the "Reorganization Agreement") pursuant to which the Company will be merged (the "Merger") with Concentra Managed Care, Inc. ("Concentra"), at which time the Employee will resign as an employee and a member of the Board of Directors of the Company and will terminate his employment by the Company;

     NOW, THEREFORE, the parties agree as follows:

     1. TERMINATION OF EMPLOYMENT. The Company and Employee agree that upon consummation of the Merger, the Employment Agreement shall terminate, Employee's status as an employee of the Company shall terminate, and all obligations of the Company under the Employment Agreement shall terminate. Until consummation of the Merger, the Employment Agreement shall continue in full force and effect, and Employee shall continue to receive all salary payments and other benefits set forth therein.

      2. TERMINATION PAYMENT. The Company further agrees that upon consummation of the Merger, the Company shall pay, or shall cause to be paid on its behalf, a cash payment to Employee in the amount of Seventy-Five Thousand Dollars ($75,000) in full and complete discharge of all further obligations under the Employment Agreement.

     3.   MEDICAL BENEFITS.  The Company agrees that for a period of eighteen
(18) months following consummation of the Merger, the Company shall permit Employee and his spouse to participate, at their cost, in all medical benefit plans made available to senior executives of the Company.

     4. MISCELLANEOUS. Promptly following consummation of the Merger, the Company shall have delivered, at the Company's expense, to such location as is specified by Employee all furniture and other personal items maintained by Employee in his office. In addition, the Company shall forward to the Employee immediately all telephone calls and facsimiles received at the Company and addressed to the Employee, and shall forward as soon as practicable, and in all events within one week after receipt, all correspondence received by the Company and addressed to Employee.

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     IN WITNESS WHEREOF, the Company and Employee have
executed this Agreement  as of the date first above written.

                              OCCUSYSTEMS, INC.



                              By: /s/ John K. Carlyle
                                  -----------------------------
                                   John K. Carlyle
                                   Chairman and Chief Executive Officer



                               /s/ Richard D. Rehm, M.D.
                               ---------------------------------
                                   Richard D. Rehm, M.D.